Exhibit 5(b)

                           SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

      The undersigned distributor (the "Distributor" or "us" or "we"), which is a member firm of the National Association of Securities Dealers, Inc. ("NASD"), has an agreement with certain mutual funds (the "Funds"), including those listed on Schedule A, pursuant to which it acts as the distributor for the sale of shares of the Funds ("Shares") and as such has the right to distribute Shares for resale. (We may amend Schedule A from time to time to add or delete Funds upon notice to you.) The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Shares are registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms "Prospectus" and "SAI" used herein refer to the prospectus and statement of additional information, respectively, on file with respect to each Fund with the Securities and Exchange Commission (the "Commission") which are part of the most recent effective registration statement pursuant to the Securities Act. We offer to sell to you, as a member of the Selected Dealers Group, Shares of the Classes indicated on Scheduled A upon the following terms and conditions:

      1. In all sales of Shares to the public, you shall act either as dealer for your own account or as agent on behalf of your customer and in no transaction shall you have any authority to act as agent for any Fund, for us or for any other member of the Selected Dealers Group, except in connection with special programs as we may from time to time agree, in which case you shall have authority to offer and sell shares, as agent for a Fund, to participants in such program.

      2. Orders received from you will be accepted through us only at the public offering price applicable to each order, as set forth in the current Prospectus and SAI of each Fund. The procedure relating to the handling of orders shall be subject to Section 5 hereof and instructions that we or the Funds shall forward from time to time to you. All orders are subject to acceptance or rejection by the Distributor or a Fund in the sole discretion of either. The minimum initial and subsequent purchase requirements are as set forth in the current Prospectus and SAI of each Fund.

      3. The Distributor agrees to pay to you the sales charges and/or ongoing Selected Dealer payments specified in the applicable Prospectus and SAI or in Schedule A. If there is any conflict between a term of Schedule A and a term of The applicable Prospectus or SAI, the term of the Prospectus or SAI shall prevail. You acknowledge and agree that, notwithstanding purchases of additional Shares through you by your customers or the establishment of a customer account with you, you shall not be paid for purchases of Shares by Fund shareholders who have already purchased Shares either directly with us or from a period prior to any customer relationship between you and such shareholders.

      4. (a) You shall not place orders for any of the Shares unless you have already received purchase orders for such Shares from you customers at the applicable public offering prices and subject to the terms of this Agreement, the Prospectus and the SAI.

      (b) You shall indemnify and hold harmless the Distributor, each Fund and each person affiliated with the Distributor or a Fund, and their respective officers, directors, employees, partners and shareholders from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with your violation of any of the provisions of this Agreement, provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any such affiliated persons, officers, directors, shareholder, partners or employees thereof against any liability to a Fund or its security holders to which the Distributor or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement.

      5. As a selected dealer, you are hereby authorized (i) to place orders directly with the Funds for Shares to be resold by us to you or exchanged subject to the applicable terms and conditions governing the placement of orders and subject to the compensation provisions set forth in this Agreement, the Prospectus and the SAI, and (ii) to tender Shares directly to the Funds or their agent for redemption subject to the applicable terms and conditions set forth in this Agreement, the Prospectus and the SAI. You agree that your transactions with us will be through National Securities Clearing Corporation ("NSCC") Networking and Fund/SERV pursuant to NSCC standard procedures and the operating procedures of the Distributor and the Funds' transfer agent as communicated to you from time to time, or as otherwise provided by us and agreed to by you. You warrant that any information provided by you through NSCC is accurate and complete and in the format prescribed by the NSCC.

      6. You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding, e.g., by a change in the "net asset value" from that used in determining the offering price to your customers.

      7. Payment for Shares purchased by you shall be made on the settlement date specified in the confirmation through NSCC Fund/SERV, if applicable, or by Federal Funds wire. If such payment is not received by us, we reserve the right, without notice, to either cancel the purchase or, at our option, to sell the Shares back to the Fund, and in either case, we may hold you responsible for any direct loss suffered by us or by the Fund resulting from your failure to make payment as aforesaid.

      8. You agree to take full responsibility for the suitability and proper supervision of mutual fund recommendations to your customers and to ensure that, to the extent customers request to purchase a class of shares in a Fund different from what they already hold in the Fund, such customers are aware of the advantages and disadvantages of selecting one class of shares over other classes of shares and are aware of the available methods of mutual fund financing.

      9. If any Shares sold to you under the terms of this Agreement are repurchased by the Funds or by us for the account of the Funds or are tendered for redemption within seven business days after the date of the confirmation of the original purchase by you, it is agreed that you shall forfeit your right to, and refund to us, any compensation received by you on such Shares.

      10. No person is authorized to make any representations concerning Shares except those contained in the current Prospectus and SAI of each Fund and in such information subsequently issued by us or the Fund as information supplemental to such Prospectus and SAI. In purchasing Shares through us you shall rely solely on the representations contained in the Prospectuses and SAIs and supplemental information above mentioned. Any information that we furnish to you other than Prospectuses, SAIs, periodic reports and proxy solicitation material is our sole responsibility and not the responsibility of the Funds, and you agree that no Fund shall have any liability or responsibility to you in these respects unless expressly assumed in connection therewith. You shall not furnish to any person any information relating to the Shares that is inconsistent in any respect with the information contained in the Prospectus and SAI (as then amended or supplemented). You shall not use through the internet or otherwise any sales literature or advertisement regarding the Funds without our prior written consent, unless it is solely a listing of product offerings or has been provided by us for such purpose.

      11. You agree to deliver to each of the investors making purchases from you a copy of the relevant then current Prospectus at or prior to the time of offering or sale and, if requested, the SAI within three business days of receipt of request. You agree thereafter to deliver to such investors copies of the annual and interim reports and proxy solicitation materials of the Funds. You further agree to endeavor to obtain proxies from such purchasers. Additional copies of Prospectuses and SAIs, annual or interim reports and proxy solicitation materials of the Funds will be supplied to you in reasonable quantities upon request.

      12. We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of Shares entirely or to certain persons or entities in a class or classes specified by us. Each party hereto has the right to cancel this agreement upon notice to the other party. Cancellation will not affect any outstanding order or transaction, any provision of this Agreement intended to survive cancellation, or any legal right or obligations which may have arisen prior to cancellation. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties.

      13. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering of the Shares. We shall be under no liability to you or to your customers except for lack of good faith and for obligations expressly assumed by us herein. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by you of compliance with any provision of the Securities Act, or of the rules and regulations of the Securities and Exchange Commission issued thereunder.

      14. You represent that you are a broker-dealer registered under the Securities Exchange Act of 1934 and a member in good standing with the National Association of Securities Dealers, Inc. ("NASD"). You agree to notify us immediately if you cease to be registered or licensed as a broker or dealer, or fail to be a member in good standing of the NASD. In connection with the offer, sale, redemption or exchange of shares, each party agrees to comply with the Conduct Rules of such Association, including Rule 2830, and with all the applicable Federal and State securities laws. You agree to promptly advise the Distributor if you receive notice of any investor complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to a Fund or to a transaction in Shares by you, and you agree to provide us information and documentation thereon as we may request.

      15. Upon application to us, we will inform you as to the States in which we believe notifications of the intention to sell Shares have been duly filed or where no such notification is required, but we assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. We will file with the Department of State in New York a Further State Notice with respect to the Shares, if necessary. Shares may only be offered or sold to U.S. persons in States where notifications regarding the Shares have been duly filed or where no such notifications are required.

      16. All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

      17. Your first order placed pursuant to this Agreement for the purchase of Shares will represent your acceptance of this Agreement.

      18. This Agreement represents the entire agreement between the parties and supersedes any prior Selected Dealer Agreement entered into by the parties hereto (or their respective predecessors) with respect to Shares.

      19. This Agreement shall be governed by the laws of the State of New York without reference to conflicts of law principles. If a dispute arises between us and you with respect to this Agreement that we are unable to resolve ourselves, it shall be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure. We agree that, to the extent permitted by such Code, the arbitrator(s) shall be selected from the securities industry.

IN WITNESS WHEREOF, the parties have executed this Selected Dealer Agreement effective as of the date written below.

                                  FAM DISTRIBUTORS INC.

                                  By: /s/ Ann Catlin
                                      ------------------
                                  Title: Vice President

                                  Accepted:

                                  /s/ Joseph F. Banco
                                  ---------------------
                                  (authorized signature)

                                  Firm Name:  Midatlantic Capital Corporation
                                  Print Name: Joseph F. Banco
                                  Title:      Chief Financial Officer
                                  Address:    The Times Building
                                              336 Fourth Avenue
                                              Pittsburgh, PA 15222
                                  Date:       July 09, 2002

Please return one signed original
of this agreement by US Mail and a copy by fax to:

FAM DISTRIBUTORS, INC.
Legal Advisory
800 Scudders Mill Road
Plainsboro, NJ 08536
Attn: Armento Kirkland
Fax: 609-282-3222

                                   SCHEDULE A

          List of Merrill Lynch Funds and Selected Dealer Compensation

You shall be entitled to sell Shares of the following Funds:

         Merrill Lynch Premier Institutional Fund
         Merrill Lynch Institutional Fund
         Merrill Lynch Government Fund
         Merrill Lynch Treasury Fund
         Merrill Lynch Institutional Tax-Exempt Fund of Merrill Lynch Funds for Institutions Series

Subject to the provisions of Section 3 of this Agreement, you shall be entitled to compensation of [0.05%] per annum of the average daily net assets of the Funds attributable to the sale of Shares by you.

                                               The Times Building
                                               336 Fourth Avenue
                                               Pittsburgh, Pennsylvania 15222
Mid Atlantic Institutional Shares, Inc.        (412) 391-7077 Fax (412) 391-7220

October 1, 2002

Merrill Lynch Funds
Attn: Ann Catlin
One Financial Center
23rd Floor
Boston, MA 02111

Re: Selected Dealer Agreement (the "Contract(s)")

Ladies and Gentlemen:

      Mid Atlantic Institutional Shares, Inc. ("MAIS") proposes to sell substantially all of its business to SunGard Institutional Brokerage Inc. ("SIBI"), including the [MoneyFundTrader/FundStream] portion of its business that provides customer services with respect to the Contract(s) (the "Sale"). The Sale will result in the transfer and assignment of all of the rights and obligations under the Contract(s) from Mid Atlantic Capital Corporation ("MACC"), an affiliate of MAIS, to SIBI. Although the [MoneyFundTrader/FundStream] business is being sold, the management will remain in place. Additionally, the assignment of the Contract(s) as part of the Sale provides for SIBI's continued performance of the obligations under the Contract(s). Thus, the Company can expect that the Contract(s) will continue to be performed as in the past.

      The Company's consent to the assignment of MACC's rights and obligations under the Contract(s) to SIBI is required. This notice seeks to obtain the Company's consent to the assignment of the Contract(s) and any and all rights and obligations arising thereunder to SIBI in connection with the Sale, and an acknowledgement that, with respect to the Sale, this letter satisfies any notice required to be given under, or relating to, the Contract(s).

      Please acknowledge your agreement and consent to the foregoing by signing below and returning a copy to the attention of Tim Friday, President & CEO of MAIS, via facismile at (412) 391-7220 and the original also to Tim via regular or overnight mail.

      The Sale is anticipated to occur within the next few weeks. In light of the short time frame before the scheduled closing of the Sale, we would greatly appreciate your prompt attention to this matter. If we do not receive a response within ten (10) days, then the parties will assume that the Company's consent to assignment is not being withheld and SIBI will perform under the terms of the Contract(s) effective upon the closing of the Sale. To the extent that the closing of the Sale does not occur, this Consent shall automatically and without further notice be considered to be void and of no further effect.

      Thank you for your assistance with this manner.

                                        Sincerely,

                                        MID ATLANTIC INSTITUTIONAL SHARES, INC.

                                        By: /s/ Timothy Friday
                                            -------------------------------
                                            Timothy Friday, President & CEO

Agreed to an accepted by:

FAM Distributors Inc.

By: /s/ Ann Catlin
    ------------------
Name: Ann Catlin
Title: Vice President
Date: October 9, 2002